                                                                     EXHIBIT 4.9

         Resolution 7:

         THAT the Directors be and hereby are generally and unconditionally authorized for purposes desired at their discretion, in place of all existing authorities under Section 80 of the Companies Act 1985, as amended by the Companies Act 1989 (the "Companies Act"), to exercise all powers of the Company to allot relevant securities (within the meaning of Section 80 of the Companies Act) up to an aggregate nominal amount of L.912,967 (representing approximately thirty-three and one third percent (33 1/3%) of the issued share capital of the Company), provided that this authority shall expire on the earlier of the date of the 1997 Annual General Meeting of the Company or October 19, 1997, save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry, and the Board of Directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred hereby had not expired.